Exhibit 99.1

May 5, 2004	FOR IMMEDIATE RELEASE

WATERS INSTRUMENTS ANNOUNCES

THIRD QUARTER FINANCIAL RESULTS

Minneapolis - Waters Instruments, Inc. (NASDAQ:WTRS) today announced financial results for the third quarter ended Mar. 31, 2004. Net sales for the third quarter from continuing operations were $5.3 million compared to $5.0 million for the same quarter one year ago, a 6.8 percent increase. Income from continuing operations was $214,000 or $0.09 per share, compared with last year’s third quarter loss of $21,000 or ($0.01) per share. Net income for the third quarter of fiscal year 2004 was $169,000 or $0.07 per share, compared to a loss of $53,000 or ($0.02) in the same quarter of the last year.

For the first nine months of fiscal year 2004, net sales from continuing operations were $16.4 million, a 7.8 percent increase from $15.2 million for the same period of fiscal 2003. Income from continuing operations for the nine months ended Mar. 31, 2004 was $1,224,000 or $0.53 per share compared to $177,000 or $0.08 per share for the same period of fiscal year 2003. Net income for the first three quarters of fiscal year 2004 was $1,212,000 or $0.53 per share compared to $165,000 or $0.07 per share in the same period of the last year.

Due to the demutualization of Principal Financial Group, which provided insurance products to the Company, the Company recorded a gain in the third quarter of approximately $290,000 from the receipt of 8,095 shares of Principal Financial Group common stock. The current value of the stock is classified as “Short-term securities” on the Company’s balance sheet. The gain realized from receipt of the Principal Financial Group stock is reported in “Other income”. After taxes, this gain was approximately $190,000 and is included in the $214,000 of “Income from continuing operations” for the third quarter. The Company plans to sell the Principal Financial Group stock during the fourth quarter of FY2004.

In March 2004, the Company sold certain assets of its Waters Network Systems (WNS) Division because of declining sales and the Company’s decision that further investments in the Division were not consistent with the Company’s strategies. The Company accounted for the results of Waters Network Systems as a discontinued operation in the Company’s financial statements. Total consideration received, all of which was cash, was approximately $213,000.The gain realized on the sale was $3,000.

“Our third-quarter results were on-target and we expect to continue with strong performance from both Zareba Systems and Waters Medical Systems through the end of our fiscal year. We continue to invest in new products and identify potential growth markets to improve our long-term sales and earning streams,” said President and Chief Executive Officer, Jerry Grabowski. “Our strategic long-term investments are designed to protect our future financial performance,” he concluded.

Waters Instruments, Inc. is a customer-focused, market-driven provider of value-added technology solutions from two divisions - Zareba Systems, North America’s largest electric fence system manufacturer and Waters Medical Systems, the industry leader in products for preservation of kidneys for transplant and whole blood oximetry for cardiac catheterization labs.  A Minnesota corporation since 1960, the company’s corporate headquarters is located in Minneapolis, with manufacturing facilities in Rochester and Ellendale, Minn.  The corporate web site is located at www.wtrs.com.

This release includes certain “forward-looking statements” as defined under Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements relating to (i) expected strong performance from both the Zareba Systems and Waters Medical Systems Divisions through the end of the fiscal year and (ii) improving long-term sales and earnings through investments in new products and markets are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those stated in such statements. Continued strong performance in the Zareba Systems and Waters Medical Systems Divisions depends on our ability to maintain or improve acceptance and demand for such products, introduction, or acceptance of competing products, changes in technology, pricing or other actions by competitors, and general economic conditions. Improving long-term sales and earnings through investments in new products and markets depends on the effectiveness and timing of such investments, changes and delays in product development plans and schedules, the resulting customer acceptance of new products, as well as the development, introduction, or acceptance of competing products, changes in technology, pricing or other actions by competitors, and general economic conditions.

Waters Instruments, Inc.
Condensed Statement of Operations Highlights

	Three Months Ended		Year-To-Date Ended
	3/31/04	3/31/03	3/31/04	3/31/03
Net sales	$5,312,0000	$4,974,000	$16,389,000	$15,204,000
Gross profit	$1,865,000	$1,618,000	$5,778,000	$5,605,000
Operating income (loss) from continuing operations	$109,000	($12,000)	$638,000	$477,000
Income (loss) from continuing operations before income taxes	$335,000	($32,000)	$1,884,000	$274,000
Income (loss) from continuing operations after taxes	$214,000	($21,000)	$1,224,000	$177,000
(Loss) from discontinued operations of WNS division, less applicable tax effect	($48)	($32)	($15)	($12)
Gain on disposal of WNS division, less applicable income tax effect	$3	—	$3	—
Net income (loss)	$169,000	($53,000)	$1,212,000	$165,000
Basic net income (loss) per share from continuing operations	$0.09	($0.01)	$0.53	$0.08
Basic net income (loss) per share	$0.07	($0.02)	$0.53	$0.07
Weighted average number of shares outstanding — basic	2,323,556	2,279,174	2,301,212	2,270,128

Waters Instruments, Inc.
 Condensed Balance Sheet

	3/31/04	6/30/03
Current Assets
• Cash and equivalents	$50,000	$806,000
• Accounts receivable	$3,596,000	$5,785,000
• Inventories	$3,901,000	$3,598,000
• Prepaid Expenses	$307,000	$157,000
• Deferred Income taxes	$262,000	$262,000
• Short-term securities	$288,000	—
• Current assets of discontinued operations	—	$205,000
Total Current Assets	$8,404,000	$10,813,000
Net property, plant and equipment	$3,865,000	$2,685,000
Other assets	$5,625,000	$6,002,000
Total Assets	$17,894,000	$19,500,000
Current Liabilities
• Account payables	$1,711,000	$2,321,000
• Accrued expenses/other accrued liabilities	$1,203,000	$1,648,000
• Short-term borrowing	$450,000	—
• Current portion of LTD	$1,186,000	$1,061,000
Total Current Liabilities	$4,550,000	$5,030,000
Long-term debt, less current maturities	$98,000	$2,661,000
Non-compete liability, less current maturities	$500,000	$750,000
Deferred income taxes	$654,000	$227,000
Total Liabilities and Debt	$5,802,000	$8,668,000
Common stock	$233,000	$228,000
Additional paid-in-capital	$1,503,000	$1,368,000
Retained earnings	$10,356,000	$9,236,000
Total Stockholders’ Equity	$12,092,000	$10,832,000
Total Liabilities and Equity	$17,894,000	$19,500,000

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Contact:

Elaine Beckstrom

763-509-7447